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                                                             Exhibit 5.1
                         REED SMITH SHAW & McCLAY LLP
                               435 Sixth Avenue
                           Pittsburgh, PA 15219-1886
                              Phone: 412-288-3131
                              Fax:   412-288-3063


                                        July 26, 1999

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA  15212

         Re:  Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as special counsel to Matthews International Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") relating to up to 3,000,000 shares of the Company's Class A Common Stock, par value $1.00 per share (the "Class A Common Stock") and
Class B Common Stock, par value $1.00 per share, (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") which may be purchased by or awarded to employees of the Company pursuant to stock options granted or restricted shares awarded under the Company's 1992 Stock Incentive Plan (as amended, the "Plan"). The Plan provides that either authorized but unissued or reacquired shares of Common Stock may be issued under the Plan.
In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance. All share numbers contained herein are adjusted to reflect the two-for-one stock split in the form of a stock distribution by the Company effective May 15, 1998.

In connection with this opinion, we have examined, among other things:

(1)  the Restated Articles of Incorporation and By-laws of the Company;

(2) resolutions adopted by the Board of Directors of the Company on May 8, 1992 adopting the Plan, on December 13, 1996 authorizing the issuance of an additional 1,000,000 shares of Common Stock to be reserved for issuance under the Plan and on December 23, 1998 authorizing the issuance of such number of additional shares of Common Stock to be reserved for issuance under the Plan as may be permitted from time to time pursuant to Section 3 of the Plan;

(3)  the Plan, as currently in effect; and

(4) a certification confirming the approval by the shareholders of the Company on February 22, 1997 of the Board of Director's authorization to issue an additional 1,000,000 shares under the Plan and a certification confirming the approval by the shareholders of the Company on February 20, 1999 of the Board of Directors authorization to issue such number of additional shares under the Plan as may be permitted from time to time pursuant to Section 3 of the Plan.


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Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

(a) The Company has been duly incorporated and is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania; and

(b) The shares of Common Stock being registered and which may be issued or amended by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                       Yours truly,

                                       Reed Smith Shaw & McClay LLP


PDG, Jr.